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                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
Baillie Gifford Funds:

We consent to the use of our report dated February 20, 2004 on the financial statements and financial highlights of the International Equity Fund and the Emerging Markets Fund incorporated by reference herein and to the reference of our firm under the headings "Independent Auditors" in the Private Placement Memorandum of Baillie Gifford Funds, and "Investment Advisory and Other Services -- Independent Auditors" in the Statements of Additional Information of each of the International Equity Fund, the Emerging Markets Fund and the EAFE Fund, and "Financial Statements" in the Statements of Additional Information for the International Equity Fund and the Emerging Markets Fund.

/s/ KPMG LLP
New York, New York
April 28, 2004